Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into this Registration Statement on Form S-3 of Range Resources Corporation, of our report, dated January 23, 2017, with respect to our audit of estimates of proved reserves and future net revenues to Range Resources’ interest, as of December 31, 2016. We also hereby consent to all references to our firm or such report included in or incorporated by reference into such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
Name: C.H. (Scott) Rees III, P.E.
Title: Chairman and Chief Executive Officer

Dallas, Texas

August 9, 2017